Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2019 Fourth Quarter and Full Year Results

•	Revenue grew 18% to $92 million for fiscal 2019; loss per share was $0.03, adjusted EPS was $0.51

•	Backlog remains strong at $132 million; Fiscal 2019 book-to-bill ratio was 1.1x

•	Expecting fiscal 2020 revenue between $95 million and $100 million; represents 14% to 20% growth, excluding commercial nuclear utility business which is for sale

BATAVIA, NY, May 30, 2019 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its fourth quarter and year ended March 31, 2019 (“fiscal 2019”).

Net sales in the fourth quarter of fiscal 2019 were $23.6 million, up 7% compared with the fourth quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). Net loss in the fiscal 2019 fourth quarter was $4.6 million, or $0.46 loss per diluted share. Excluding non-cash charges for goodwill and intangible and other long-lived asset impairments, adjusted net income and adjusted EPS, both of which are non-GAAP measures, for the fourth quarter of fiscal 2019 were $0.8 million, and $0.08, respectively. Net income and earnings per share (“EPS”) in the fiscal 2018 fourth quarter were $0.8 million and $0.09, respectively. Excluding the impact of the U.S. Tax Cuts and Jobs Act tax reform legislation passed in December 2017, adjusted net income and adjusted EPS, both of which are non-GAAP measures, for the fourth quarter of fiscal 2018 were $0.6 million and $0.07, respectively. Refer to the Company’s disclosures regarding the use of non-GAAP measures later in this release.

Net sales for fiscal 2019 were $91.8 million, up 18% compared with $77.5 million in fiscal 2018. Fiscal 2019 net loss was $0.3 million, or a loss of $0.03 per diluted share, compared with a net loss of $9.8 million, or $1.01 per diluted share, in fiscal 2018. Excluding unusual charges, adjusted net income for fiscal 2019 was $5.0 million, or $0.51 per diluted share, compared with adjusted net income of $1.8 million, or $0.18 per diluted share, in fiscal 2018, all on a non-GAAP basis. Refer to the Company’s disclosures regarding the use of non-GAAP measures later in this release.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “We had solid revenue growth in the quarter and the year, as expected. However, the mix of projects and performance of our commercial nuclear utility business dampened gross margins throughout the year. While disappointing, we remain focused on solid execution and quality service for our customers, and strong cost discipline to strengthen our earnings potential. Likewise, we will continue to invest in our business in line with our strategy to drive our long-term future.”

He added, “Our investments in personnel for our strategy are affecting margins in the near term but remain important as we identify and capture opportunities to achieve our growth and profitability goals. We are encouraged by our solid order activity and strong backlog, which give us confidence in a healthy outlook for the coming fiscal year and beyond.”

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Fourth Quarter Fiscal 2019 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Consolidated net sales were up $1.4 million, or 7%, driven by $3.8 million and $1.7 million increases in sales to the chemical/petrochemical and refining industries, respectively. These increases were partially offset by $2.8 million and $1.2 million of lower sales to the Company’s other commercial, industrial and defense markets, and the power industry, respectively.

From a geographic perspective, U.S. sales represented 70% of consolidated sales in the fiscal 2019 fourth quarter compared with 66% in the fourth quarter of fiscal 2018. International sales were 30% of consolidated sales in the fiscal 2019 quarter, compared with 34% in the prior-year comparable period. U.S. based sales were driven by the chemical/petrochemical and refining markets noted above.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Fourth Quarter Fiscal 2019 Operating Performance Review

($ in millions except per share data)	Q4 FY19	Q4 FY18	Change
Net sales	$23.6	$22.2	$1.4
Gross profit	$4.8	$5.0	$(0.1)
Gross margin	20.3%	22.4%
Operating (loss) profit	$(5.8)	$0.7	$(6.5)
Operating margin	(24.7%)	3.3%
Net (loss) income	$(4.6)	$0.8	$(5.4)
Diluted EPS	$(0.46)	$0.09	$(0.55)

Non-GAAP financial measures:
Adjusted operating profit	$0.6	$0.7	$(0.1)
Adjusted operating margin	2.6%	3.3%
Adjusted net income	$0.8	$0.6	$0.2
Adjusted diluted EPS	$0.08	$0.07	$0.01
Adjusted EBITDA	$1.4	$1.4	$(0.0)
Adjusted EBITDA margin	5.8%	6.3%

Refer to pages 11 and 12 of this press release.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted operating profit, adjusted operating margin (adjusted operating profit as a percentage of sales), adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted operating profit, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of operating (loss) profit to adjusted operating profit and reconciliations of net (loss) income to adjusted net income and adjusted EBITDA. This disclosure regarding Graham’s use of non-GAAP measures for the fourth quarters also applies to fiscal year data reflected later in this release.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

The results for the fiscal 2019 and 2018 fourth quarters were relatively comparable on a non-GAAP basis, with adjusted EPS of $0.08 in the fiscal 2019 fourth quarter compared with $0.07 in the fiscal 2018 fourth quarter. While gross margin was lower in the fiscal 2019 quarter, net income benefited from higher interest and other income.

Fourth quarter fiscal 2019 gross profit and margin were unfavorably impacted by project mix, including the commercial nuclear utility business.

Selling, general and administrative (“SG&A”) expenses were $4.2 million in the fourth quarters of both fiscal 2019 and 2018. SG&A as a percent of sales was approximately 18% and 19% in the fourth quarters of fiscal 2019 and fiscal 2018, respectively.

Given ongoing challenges in the nuclear industry faced by relatively small market participants, during the fourth quarter of fiscal 2019 the Company decided to divest its commercial nuclear utility business, Energy Steel. Upon evaluating the potential market value of the Energy Steel business, Graham determined that the intangible assets, goodwill, and other long-lived assets were impaired. Accordingly, the Company recorded a $6.4 million impairment charge, $5.3 million net of tax, in the fiscal 2019 fourth quarter.

Jeffrey Glajch, Graham’s Vice President and Chief Financial Officer, noted, “While Energy Steel was successful in prior years, the changes in the commercial nuclear utility industry over the last several years have caused significant erosion of this business. Accordingly, we have decided that it has more potential with a different partner and we are in discussions to sell the business.”

During the fourth quarter of fiscal 2019, Graham’s effective tax rate was not meaningful due to the non-deductibility of the goodwill portion of the commercial nuclear utility business write down. The prior year’s fourth quarter effective tax rate benefited from the impact of adopting the 2017 U.S. Tax Cuts and Jobs Act.

Fourth quarter fiscal 2019 adjusted net income and adjusted diluted EPS excluded $5.3 million of net-of-tax impairment charges. Fourth quarter fiscal 2018 adjusted net income and adjusted diluted EPS excluded a $0.2 million tax benefit for adoption of the new federal tax rates as a result of the tax reform legislation adopted in December 2017.

Adjusted EBITDA (defined as consolidated net (loss) income before net interest income, income taxes, depreciation and amortization, goodwill and other impairments and other charges associated with the revaluation of the commercial nuclear utility business, and a nonrecurring restructuring charge, where applicable) was approximately the same during the fiscal 2019 and fiscal 2018 fourth quarters.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Full Year Fiscal 2019 Review

($ in millions except per share data)	FY19	FY18	Change
Net sales	$91.8	$77.5	$14.3
Gross profit	$21.9	$17.0	$4.9
Gross margin	23.9%	21.9%
Operating loss	$(2.4)	$(13.9)	$11.5
Operating margin	(2.6%)	(18.0%)
Net loss	$(0.3)	$(9.8)	$9.5
Diluted EPS	$(0.03)	$(1.01)	$0.98

Non-GAAP financial measures:
Adjusted operating profit	$4.0	$1.5	$2.5
Adjusted operating margin	4.4%	1.9%
Adjusted net income	$5.0	$1.8	$3.2
Adjusted diluted EPS	$0.51	$0.18	$0.33
Adjusted EBITDA	$7.1	$4.2	$2.9
Adjusted EBITDA margin	7.7%	5.4%

Refer to pages 11 and 12 of this press release.

The improvement in operating loss, operating margin, net loss and diluted EPS during fiscal 2019 compared with fiscal 2018 was primarily driven by the change in impairment charges for goodwill and intangible and other long-lived assets. Adjusted net income and adjusted EPS exclude such charges as well as other items, resulting in a $3.2 million and $0.33 improvement over the prior year, respectively, driven by higher sales and improved operating performance.

International sales grew 27% to $32.4 million in fiscal 2019 and represented 35% of total sales, compared with $25.6 million, or 33% of sales in the prior year. Sales to the U.S. grew 14% to $59.4 million, or 65% of fiscal 2019 net sales, compared with $51.9 million, or 67% of fiscal 2018 net sales.

The increase in gross profit and margin were driven by higher volume stemming from the 18% increase in sales when compared with the prior year, as well as ongoing improvement to backlog quality and project mix, partially offset by higher production costs.

SG&A in fiscal 2019 was $17.9 million, up 13%, or $2.1 million. The increase in SG&A was primarily due to higher compensation costs for new personnel, higher sales-related costs, and higher performance-based compensation. As a percent of sales, SG&A was 20% for both fiscal 2019 and 2018.

Similar to the fourth quarter, Graham’s effective tax rate for fiscal 2019 was not meaningful due to the non-deductibility of the goodwill portion of the commercial nuclear utility business write down. Fiscal 2018 results were impacted by a $0.8 million favorable adjustment to income taxes upon implementation of the 2017 U.S. Tax Cuts and Jobs Act, which also had a beneficial impact on the fiscal 2019 overall effective tax rate.

Fiscal 2019 adjusted net income and adjusted diluted EPS excluded $5.3 million of net-of-tax impairment charges. Fiscal 2018 adjusted net income and adjusted diluted EPS excluded $12.0 million of net-of-tax impairment charges, $0.2 million of net-of-tax bad debt charges associated

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

with the revaluation of the Company’s commercial nuclear utility business, $0.2 million for a net-of-tax nonrecurring restructuring charge and a $0.8 million tax benefit for adoption of the new federal tax rates as a result of the 2017 U.S. Tax Cuts and Jobs Act.

Adjusted EBITDA for fiscal 2019 benefited from higher revenue and gross margin improvement, partially offset by investments in SG&A.

Balance Sheet Strength Supports Growth

Cash, cash equivalents and investments at March 31, 2019 were $77.8 million, up from $76.5 million at March 31, 2018.

Fiscal 2019 cash provided by operations was $7.9 million, compared with $8.5 million in fiscal 2018. The decrease was primarily the result of timing of changes in working capital, partially offset by higher adjusted net income.

Capital expenditures were $2.1 million in fiscal 2019, approximately the same level as the prior year. The Company expects capital expenditures for fiscal 2020 to be between $2.5 million and $2.8 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $3.8 million and $3.5 million in fiscal 2019 and fiscal 2018, respectively.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at March 31, 2019.

Backlog Level Indicates Continued Growth

Backlog at the end of fiscal 2019 was $132.1 million, near its record level of $133.6 million at the end of the third quarter, and up 12% from $117.9 million at the end of the prior fiscal year. Excluding the commercial nuclear utility business which is held for sale, backlog at the end of fiscal 2019 was $124.1 million.

The Company believes that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at March 31, 2019 was approximately:

•	49% for U.S. Navy projects

•	22% for refinery projects

•	19% for chemical/petrochemical projects

•	7% for power projects, including commercial nuclear utility (of which 89% is for the business held for sale)

•	3% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

• Within next 12 months:	55% to 60%

• Within 12 to 24 months:	10% to 15%

• Beyond 24 months:	25% to 35%

Orders were $21.6 million in the fourth quarter of fiscal 2019, driven by the refining and chemical/petrochemical industries in North America. In the fiscal 2019 fourth quarter, orders from U.S. and international customers were nearly evenly split with $11.1 million from the U.S and $10.5 million from international markets. This compares with total orders of $43.5 million in the fourth quarter of fiscal 2018, of which 81% were from the U.S. and 19% were from international markets. The fiscal 2018 fourth quarter orders included $24.5 million, or 56% of the total, from other commercial, industrial and defense markets, which includes the U.S. Navy.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Orders for fiscal 2019 were $101.2 million, compared with $112.2 million in fiscal 2018. Excluding orders from the Company’s other commercial, industrial and defense markets which benefited from significant U.S. Navy orders in fiscal 2018, orders from the Company’s other markets increased by $15.9 million in fiscal 2019, driven by orders from the chemical/petrochemical industry which were up $20.8 million. Orders from U.S. customers were $62.2 million, or 61% of the total, and orders from international markets were $39 million, or 39% of the total, in fiscal 2019. Approximately 35% of international orders were from the Middle East, 27% were from Canada and 27% were from Asia. In fiscal 2018, 69% of orders were from U.S. customers and 31% were international. The fiscal 2019 book-to-bill ratio was 1.1x.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Introducing FY 2020 Guidance

Graham is also announcing its fiscal 2020 guidance, as follows:

•

Revenue anticipated to be between $95 million and $100 million, excluding the commercial nuclear utility business which is held for sale. For fiscal 2019, consolidated revenue excluding that business was $83.5 million.

•	Gross margin expected to be between 23% and 24%

•	SG&A expense expected to be between $17 million and $18 million

•	Effective tax rate anticipated to be approximately 20%

Mr. Lines concluded, “I believe that the energy cycle continues to show signs of recovery, which is embedded in our fiscal 2020 expectation for 14% to 20% revenue growth for our ongoing business. Our strong pipeline of projects combined with the Navy work currently in backlog provides us solid confidence in our outlook for the year. Additionally, we remain very active in the pursuit of strategic opportunities to put our capital to work and complement our organic growth initiatives.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the fourth quarter and full year fiscal 2019, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Thursday, June 6, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13689951. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact: Jeffrey F. Glajch Vice President – Finance and CFO Phone: (585) 343-2216 jglajch@graham-mfg.com	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC Phone: (716) 843-3908 / (716) 843-3942 dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31,			March 31,
	2019	2018	% Change	2019	2018	% Change
Net sales	$23,641	$22,178	7%	$91,831	$77,534	18%
Cost of products sold	18,843	17,218	9%	69,922	60,559	15%

Gross profit	4,798	4,960	(3%)	21,909	16,975	29%
Gross margin	20.3%	22.4%		23.9%	21.9%
Other expenses and income:
Selling, general and administrative	4,123	4,171	(1%)	17,641	15,533	14%
Selling, general and administrative – amortization	59	59	0%	237	236	0%
Goodwill and other impairments	6,449	—	N/A	6,449	14,816	(56%)
Restructuring charge	—	—	N/A	—	316	(100%)

Operating (loss) profit	(5,833)	730	N/A	(2,418)	(13,926)	(83%)

Operating margin	(24.7%)	3.3%		(2.6%)	(18.0%)
Other income	(205)	(120)	N/A	(823)	(478)	72%
Interest income	(418)	(151)	177%	(1,462)	(606)	141%
Interest expense	4	4	0%	12	12	0%

(Loss) income before provision for income taxes	(5,214)	997	N/A	(145)	(12,854)	(99%)
(Benefit) provision for income taxes	(661)	164	N/A	163	(3,010)	N/A

Net (loss) income	$(4,553)	$833	N/A	$(308)	$(9,844)	(97%)

Per share data:
Basic:
Net (loss) income	$(0.46)	$0.09	N/A	$(0.03)	$(1.01)	(97%)

Diluted:
Net (loss) income	$(0.46)	$0.09	N/A	$(0.03)	$(1.01)	(97%)

Weighted average common shares outstanding:
Basic	9,837	9,772		9,823	9,764
Diluted	9,837	9,781		9,823	9,764
Dividends declared per share	$0.10	$0.09		$0.39	$0.36

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$15,021	$40,456
Investments	62,732	36,023
Trade accounts receivable, net of allowances ($33 and $339 at March 31, 2019 and 2018, respectively)	17,582	17,026
Unbilled revenue	7,522	8,079
Inventories	24,670	11,566
Prepaid expenses and other current assets	1,333	772
Income taxes receivable	1,073	1,478
Assets held for sale	4,850	—

Total current assets	134,783	115,400
Property, plant and equipment, net	17,071	17,052
Prepaid pension asset	4,267	4,369
Goodwill	—	1,222
Permits	—	1,700
Other intangible assets, net	—	3,388
Other assets	149	202

Total assets	$156,270	$143,333

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$51	$88
Accounts payable	12,405	16,151
Accrued compensation	5,126	4,958
Accrued expenses and other current liabilities	2,933	2,885
Customer deposits	30,847	13,213
Liabilities held for sale	3,525	—

Total current liabilities	54,887	37,295
Capital lease obligations	95	55
Deferred income tax liability	1,056	1,427
Accrued pension liability	662	565
Accrued postretirement benefits	604	642

Total liabilities	57,304	39,984

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,650 and 10,579 shares issued and 9,843 and 9,772 shares outstanding at March 31, 2019 and 2018, respectively	1,065	1,058
Capital in excess of par value	25,277	23,826
Retained earnings	93,847	99,011
Accumulated other comprehensive loss	(8,833)	(8,250)
Treasury stock (807 shares at each of March 31, 2019 and 2018)	(12,390)	(12,296)

Total stockholders’ equity	98,966	103,349

Total liabilities and stockholders’ equity	$156,270	$143,333

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2019	2018
Operating activities:
Net (loss) income	$(308)	$(9,844)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	1,968	1,986
Amortization	237	236
Amortization of unrecognized prior service cost and actuarial losses	875	1,050
Goodwill and other impairments	6,449	14,816
Stock-based compensation expense	1,069	577
Loss on disposal or sale of property, plant and equipment	30	26
Deferred income taxes	(159)	(3,088)
(Increase) decrease in operating assets:
Accounts receivable	(1,227)	(5,472)
Unbilled revenue	(2,519)	7,866
Inventories	(2,068)	(2,311)
Income taxes receivable/payable	396	(1,794)
Prepaid expenses and other current and non-current assets	(576)	(176)
Prepaid pension asset	(1,181)	(1,009)
Increase (decrease) in operating liabilities:
Accounts payable	(2,572)	5,757
Accrued compensation, accrued expenses and other current and non-current liabilities	1,118	(954)
Customer deposits	6,328	792
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	57	53

Net cash provided by operating activities	7,917	8,511

Investing activities:
Purchase of property, plant and equipment	(2,138)	(2,051)
Proceeds from disposal of property, plant and equipment	—	6
Purchase of investments	(115,342)	(54,023)
Redemption of investments at maturity	88,633	52,000

Net cash used by investing activities	(28,847)	(4,068)

Financing activities:
Principal repayments on capital lease obligations	(97)	(107)
Issuance of common stock	307	—
Dividends paid	(3,834)	(3,517)
Purchase of treasury stock	(146)	(119)
Excess tax deficiency (benefit) on stock awards	—	—

Net cash used by financing activities	(3,770)	(3,743)

Effect of exchange rate changes on cash	(183)	282

Net (decrease) increase in cash and cash equivalents, including cash classified within current assets held for sale	(24,883)	982
Less: Net increase in cash classified within current assets held for sale	(552)	—

Net (decrease) increase in cash and cash equivalents	(25,435)	982
Cash and cash equivalents at beginning of year	40,456	39,474

Cash and cash equivalents at end of year	$15,021	$40,456

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Adjusted Net Income Reconciliation – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended March 31,				Year Ended March 31,
	2019		2018		2019		2018
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net (loss) income	$(4,553)	$(0.46)	$833	$0.09	$(308)	$(0.03)	$(9,844)	$(1.01)
+ Restructuring charge	—	—	—	—	—	—	316	0.03
+ Goodwill and other impairments	6,449	0.66	—	—	6,449	0.66	14,816	1.52
+ Bad debt charge on commercial nuclear utility business	—	—	—	—	—	—	280	0.03
- Tax effect of above	(1,129)	(0.12)	—	—	(1,129)	(0.12)	(2,981)	(0.31)
- Impact of new tax law	—	—	(209)	(0.02)	—	—	(786)	(0.08)

Adjusted net income	$767	$0.08	$624	$0.07	$5,012	$0.51	$1,801	$0.18

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge, goodwill and other impairments, a charge associated with the revaluation of the commercial nuclear utility business and the impact of the new tax law in fiscal 2018. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Fourth Quarter Fiscal 2019

Adjusted Operating Profit Reconciliation – Unaudited

(Amounts in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Operating (loss) profit	$(5,833)	$730	$(2,418)	$(13,926)
+ Restructuring charge	—	—	—	316
+ Goodwill and other impairments	6,449	—	6,449	14,816
+ Bad debt charge on commercial nuclear utility business	—	—	—	280

Adjusted operating profit	$616	$730	$4,031	$1,486

Adjusted operating margin %	2.6%	3.3%	4.4%	1.9%

Non-GAAP Financial Measure:

Adjusted operating profit is defined as consolidated operating profit before a nonrecurring restructuring charge, goodwill and other impairments, and a charge associated with the revaluation of the commercial nuclear utility business. Adjusted operating margin is Adjusted operating profit divided by sales. Adjusted operating profit and Adjusted operating margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted operating profit and Adjusted operating margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Because Adjusted operating profit and Adjusted operating margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted operating profit and Adjusted operating margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Adjusted EBITDA Reconciliation – Unaudited

(Amounts in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Net (loss) income	$(4,553)	$833	$(308)	$(9,844)
+ Net interest income	(414)	(147)	(1,450)	(594)
+ Income taxes	(661)	164	163	(3,010)
+ Depreciation & amortization	558	555	2,205	2,222
+ Restructuring charge	—	—	—	316
+ Goodwill and other impairments	6,449	—	6,449	14,816
+ Bad debt charge on commercial nuclear utility business	—	—	—	280

Adjusted EBITDA	$1,379	$1,405	$7,059	$4,186

Adjusted EBITDA margin %	5.8%	6.3%	7.7%	5.4%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, a nonrecurring restructuring charge, goodwill and other impairments, and a charge associated with the revaluation of the commercial nuclear utility business. Adjusted EBITDA margin is adjusted EBITDA divided by sales. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted EBITDA and adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, adjusted EBITDA and adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q118 Total	Q218 Total	Q318 Total	Q418 Total	FY2018 Total	Q119 Total	Q219 Total	Q319 Total	Q419 Total	FY2019 Total
Orders	$11.1	$17.1	$40.5	$43.5	$112.2	$22.0	$34.4	$23.2	$21.6	$101.2
Backlog	$72.9	$73.0	$96.2	$117.9	$117.9	$114.9	$127.8	$133.7	$132.1	$132.1

SALES BY INDUSTRY FY 2019

($ in millions)

FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
Refining	$19.8	67%	$9.7	45%	$6.6	39%	$9.6	41%	$45.6	50%
Chemical/Petrochemical	$3.0	10%	$3.8	18%	$2.9	17%	$7.4	31%	$17.1	18%
Power	$3.1	10%	$2.1	10%	$2.7	15%	$2.0	8%	$9.9	11%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%	$5.0	29%	$4.6	20%	$19.1	21%
Total	$29.6		$21.4		$17.2		$23.6		$91.8

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total	Q3 12/31/17	% of Total	Q4 3/31/18	% of Total	FY2018	% of Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%	$7.9	35%	$21.6	28%
Chemical/Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%	$3.6	16%	$20.7	27%
Power	$4.0	19%	$1.9	11%	$1.7	10%	$3.2	14%	$10.8	14%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%	$7.4	35%	$24.4	32%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

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Graham Corporation Reports Fiscal 2019 Fourth Quarter and Full Year Results

May 30, 2019

Graham Corporation

Fourth Quarter Fiscal 2019

Additional Information – Unaudited

(Continued)

SALES BY REGION FY 2019

($ in millions)

FY 2019	Q1 6/30/18	% of Total	Q2 9/30/18	% of Total	Q3 12/31/18	% of Total	Q4 3/31/19	% of Total	FY2019	% of Total
United States	$13.5	46%	$15.0	70%	$14.3	83%	$16.6	70%	$59.4	65%
Middle East	$0.4	1%	$0.5	2%	$0.8	5%	$0.9	4%	$2.6	3%
Asia	$2.7	9%	$1.9	9%	$1.0	6%	$4.7	20%	$10.2	11%
Other	$13.0	44%	$4.0	19%	$1.1	7%	$1.4	6%	$19.6	21%
Total	$29.6		$21.4		$17.2		$23.6		$91.8

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total	Q3 12/31/17	% of Total	Q4 3/31/18	% of Total	FY2018	% of Total
United States	$14.8	71%	$11.1	65%	$11.3	65%	$14.7	66%	$51.9	67%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%	$0.9	4%	$3.8	5%
Asia	$3.4	16%	$2.6	15%	$2.3	13%	$1.9	9%	$10.2	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%	$4.6	21%	$11.6	15%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

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